Exhibit 99.1
DENBURY RESOURCES INC.
P R E S S   R E L E A S E
Production and Operations Update;
Appointment of New VP of Marketing;
Dates Set for Analyst Conference and
Conference Call for Third Quarter Results
News Release
Released at 7:30 a.m. CDT
     DALLAS – October 19, 2006 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) announced the following items:
Operations Update
     Based on preliminary data, the Company anticipates that its third quarter 2006 total production will be about the same as production in the second quarter of 2006, which averaged 37,474 BOE/d, more than 35% higher than the average production during the third quarter of 2005, a quarter that was negatively affected by hurricanes. Preliminary indications are that modest increases in Barnett Shale and Eastern Mississippi production levels were almost equally offset by slight decreases in Louisiana natural gas production and temporary delays in tertiary oil production.
     In Louisiana, the Westervelt No. 2 well drilled in the Company’s Gumbo prospect in Terrebonne Parish, Louisiana has been completed and is currently producing at a gross rate of approximately 13.8 MMcf/d and 580 Bbls/d. This rate is lower than the initial gross rate of over 21 MMcf/d and 810 Bbls/d produced approximately a month earlier. Production and associated flowing tubing pressure declines are greater than initially anticipated and likely indicates substantially lower proved reserves than the originally estimated two million net BOE in the immediate area around the well. The Company’s net revenue interest is approximately 29% in this well. The Company remains optimistic about the potential of the prospect area and has spudded a second well which is expected to yield results in the first quarter of 2007.
     Production from the Company’s currently producing tertiary properties in Southwest Mississippi is expected to be slightly less than the 10,376 BOE/d the Company reported in the second quarter of 2006. These temporary fluctuations in production do not indicate any issue with the proved and potential oil reserves recoverable with CO2 because the correlation between oil production and CO2 injections remains high. The lag in production is due to a series of various delays in obtaining equipment or completing facilities causing the Company’s CO2 injections to be below forecasted amounts. The Company is currently reviewing the impact such delays have on its forecasts and plans to update such forecasts before its analyst meeting in November.

     Total Jackson Dome CO2 production is estimated to average about 350 MMcf/d in the third quarter of 2006. Although potential production capacity is over 500 MMcf/d, the ability to produce these volumes and transport it to the Company’s CO2 floods has been constrained awaiting completion of additional drying capacity and associated pipeline infrastructure. The Company expects its new Barksdale drying plant and associated in-field pipelines to be completed by December, delayed from the original target of July 2006. This drying plant will add 300 MMcf/d of drying capacity which should give the Company significant spare drying capacity and the new pipelines will give the Company increased flexibility in being able to direct and adjust the flow of CO2 to various oil fields.
     In East Mississippi the Company’s Phase 2 construction of recycling facilities at Soso, Eucutta and Martinville is almost complete and they should be fully operational in the next month, with oil production expected to commence in the near future.
New VP of Marketing
     Denbury has appointed a new vice president of marketing, Dan Cole, former Director of the Mississippi and Alabama Business Unit of Plains Marketing, L.P.
Analyst Conference
     Denbury will be hosting a conference for analysts on November 8th and 9th, 2006 in Jackson, Mississippi, with several of Company’s management presenting specific operational and financial updates. The slide presentation that will be used at the conference will be available on Denbury’s website, www.denbury.com on November 8, and will include updated operational and comparative financial data, updated forecasts, and an in-depth review of the Company’s significant properties. To date, 43 analysts and selected asset managers have signed up for the conference. Registration is ongoing and can be made by contacting Laurie Burkes at 972-673-2166 or laurie@denbury.com.
Conference Call for Third Quarter Results
     The Company will release its third quarter 2006 results on Wednesday, November 1, 2006. You are invited to listen to the Company’s conference call broadcast live over the Internet on the same day, Wednesday, November 1, 2006 at 10:00 a.m. CDT. Gareth Roberts, President and Chief Executive Officer, Phil Rykhoek, Sr. Vice President and Chief Financial Officer, Bob Cornelius, Senior Vice President — Operations and Tracy Evans, Senior Vice President of Reservoir Engineering, will lead the call. The call may be accessed at Denbury’s website at www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our website for approximately 30 days. The audio portion of the call will also be available for playback by phone for one month after the call by dialing (888) 203-1112 or (719) 457-0820.

     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties as to production levels as detailed in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. These reports are incorporated by reference as though fully set forth herein. These statements are based on assumptions concerning commodity prices, existing market conditions, scheduling, drilling and completion results and costs and engineering assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds key operating acreage in the onshore Louisiana and Texas Barnett Shale areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.
For further information contact:
DENBURY RESOURCES INC.
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000
www.denbury.com